As filed with the Securities and Exchange Commission on February 25, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AVON PRODUCTS, INC. (Exact name of Registrant as specified in its charter)
New York (State or other jurisdiction of incorporation or organization)	2884 (Primary Standard Industrial Classification Number)	13-0544597 (I.R.S. Employer Identification Number)
1345 Avenue of the Americas New York, New York 10105-0196 (212) 282-5000 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Gilbert L. Klemann, II, Esq.
Senior Vice President,
General Counsel and Secretary
1345 Avenue of the Americas
New York, New York 10105-0196
(212) 282-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: Sarah Beshar, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4000

          Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐_______

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Debt Securities	$1,000,000,000	100%	$1,000,000,000	$80,900

(1) Estimated solely for the purpose of calculating the registration fee pursuant to rule 457(a).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2003
PROSPECTUS

$1,000,000,000

AVON PRODUCTS, INC.

DEBT SECURITIES

          We may offer debt securities from time to time. Specific terms of these securities will be provided in supplements to this prospectus. This prospectus may also be used by selling securityholders to sell securities they own that are issued by us. You should read this prospectus and any supplement carefully before you invest.

This investment involves risk. See “Risk Factors” beginning on page 3.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This prospectus may not be used to consummate any sale of securities unless accompanied by a prospectus supplement.

The date of this prospectus is __________, 2003

          You should rely only on the information contained in or incorporated by reference in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that the information contained in this prospectus and any accompanying prospectus supplement as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. The terms “Avon”, “we,” “us,” and “our” refer to Avon Products, Inc. and our consolidated subsidiaries, where appropriate.

ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement including the exhibits and schedules thereto.

          The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede earlier information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

•	Current Reports on Form 8-K filed on July 19, 2002, August 13, 2002, October 2, 2002 and January 31, 2003;
•	Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2002, and Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2002 and September 30, 2002; and
•	Annual Report on Form 10-K/A for the year ended December 31, 2001.

          You may request a copy of these filings at no cost, by writing or telephoning the office of the Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, New York 10105-0196, telephone (212) 282-5000.

          Information about us is also available on our web site at www.avon.com. Information on our web site is not incorporated by reference into this prospectus.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

          Certain statements in, or which we incorporate by reference into, this prospectus, which are not historical facts or information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates”, “believes”, “expects”, “estimates”, “intends”, “plans”, “projects”, and similar expressions may identify such forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors which may cause our actual results, levels of activity, performance or achievement to be materially different from any future results, levels of activity, performance or achievement expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

  general economic and business conditions in our markets, including economic and political uncertainties in Latin America;
  our ability to implement our business strategy and our business transformation initiatives, including the integration of similar activities across markets to achieve efficiencies;
  our ability to achieve anticipated cost savings and our profitability and growth targets;
  the impact of substantial currency fluctuations in our principal foreign markets and the success of our foreign currency hedging and risk management strategies;
  the impact of possible pension funding obligations and increased pension expense on our cash flow and results of operations;
  the effect of legal and regulatory proceedings, as well as restrictions imposed on us, our operations or our Representatives by foreign governments;
  our ability to successfully identify new business opportunities;
  our access to financing; and
  our ability to attract and retain key executives.

          As a result of the foregoing and other factors, no assurance can be given as to our future results and achievements. Neither Avon nor any other person assumes responsibility for the accuracy and completeness of such forward-looking statements, nor undertakes an obligation to update them.

RISK FACTORS

          You should carefully consider each of the following risks, which we believe are the principal risks that we face, and all of the other information in this prospectus. Some of the following risks relate principally to our business in general and the industry in which we operate. Other risks relate principally to the offering of the debt securities. Our business may also be adversely affected by risks and uncertainties not presently known to us or that we currently believe to be immaterial.

We May Not Be Able to Execute Fully Our Global Business Strategy

          Our ability to implement the key growth initiatives of our global business strategy is dependent upon a number of factors, including our ability to:

  execute our business transformation initiatives, and achieve our profitability and growth targets;
  increase our beauty sales and market share, and strengthen our brand image;
  realize anticipated cost savings and reinvest such savings effectively in consumer-oriented investments and other aspects of our business;
  enhance the Representative experience and their productivity;
  achieve sustainable rates of growth and profitability in new and emerging markets; and
  reach new consumers through a combination of new brands, new channels and pursuit of strategic opportunities such as acquisitions and joint ventures with other companies.

          We cannot assure you that any of these initiatives will be successfully and fully executed within the planned time periods.

Our Ability to Conduct Business, Particularly in International Markets, May Be Affected by Political, Legal, Regulatory and Foreign Exchange Risks

          Our ability to capitalize on growth in new international markets and to maintain the current level of operations in our existing international markets is exposed to risks associated with international operations, including:

  the possibility that a foreign government might ban or severely restrict our business method of direct selling, or that local civil unrest or political instability might disrupt our operations in an international market;
  the possibility that a government authority might impose legal, tax or other financial burdens on our Representatives, as direct sellers, or on Avon, due, for example, to the structure of our operations in various markets;
  the possibility that a government authority might challenge the status of our Representatives as independent contractors or impose employment or social taxes on our Representatives; and
  the possibility that restrictions on foreign currencies and changes in foreign currency exchange rates may affect our operating results and financial condition.

          We also face legal and regulatory risks in the United States and, in particular, cannot predict with certainty the outcome of various contingencies or the impact that legislative and regulatory changes may have on our business in the future.

We May Not Be Able to Recruit and Retain Our Representatives

          Avon’s products are sold by approximately 3.9 million Representatives worldwide. Representatives are independent contractors or independent dealers who purchase products directly from Avon and sell them to their customers. There is a high rate of turnover among Representatives, a characteristic of the direct-selling business. As a result, it is continually necessary to recruit and retain new Representatives and if we are unable to do so our business will be adversely affected.

We Face Significant Competition

          We face competition from competing products in each of our lines of business. We compete against products sold directly to consumers by other direct-selling and direct sales companies and through the internet, and against products sold through the mass market and prestige retail channels. Consumers’ buying decisions are affected by such factors as brand recognition, product quality, product performance, pricing and subjective consumer tastes. If our advertising, promotional or merchandising strategies are not successful, or if we are unable to deliver new products that represent technological breakthroughs, or if we do not successfully manage the timing of new product introductions or the profitability of these efforts, or if for other reasons our Representatives or end customers perceive competitors’ products as having greater appeal, then our sales, profitability and results of operations may suffer.

Holders May Not Be Able to Sell the Debt Securities

          We cannot predict whether an active trading market for the debt securities will develop or be sustained. If an active market for the debt securities fails to develop or be sustained, the trading price of the debt securities could be adversely affected. In that case, holders may have difficulty reselling the debt securities or may be unable to sell them at all. If an active trading market were to develop, the debt securities’ future trading price will depend on many factors, including:

  prevailing interest rates;
  the market for similar securities;
  general economic conditions; and
  our financial condition, historical financial performance and future prospects.

If Your Debt Securities are Redeemable at Our Option, We May Choose to Redeem Them

          If stated in the applicable prospectus supplement relating to the issuance of a series of debt securities, we may redeem such debt securities at any time, or at a specific point in time, in accordance with that prospectus supplement. If your debt securities are redeemable by us, we will advise you of how and when we may redeem in the prospectus supplement. If we choose to redeem your debt securities, you will have to consider what you are going to do with the proceeds. If interest rates are lower, you may not be able to reinvest in a comparable security at an effective interest rate as high as the interest rate on the debt securities being redeemed. Before purchasing redeemable notes from us, you should consult with a competent professional on the consequences of purchasing redeemable notes.

AVON PRODUCTS, INC.

General

          We are a global manufacturer and marketer of beauty and related products. We presently have operations in 58 countries, including the United States, and our products are distributed in 85 more for coverage in 143 markets. Sales are made to the ultimate customer principally through a combination of direct selling and marketing by approximately 3.9 million independent Avon Representatives, approximately 463,000 of whom are in the United States. Representatives are independent contractors or independent dealers, and are not our agents or employees. Representatives purchase products directly from us and sell them to their customers.

          Our products fall into four product categories: “Beauty” which consists of cosmetics, fragrance and toiletries; “Beauty Plus” which consists of jewelry, watches and apparel and accessories; “Beyond Beauty” which consists of home products, gift and decorative and candles; and “Health and Wellness” which consists of vitamins and nutrition supplements, exercise and fitness items, and a variety of self-care and stress relief products. In 2001, we launched a retail line in the U.S. to sell a new line of Avon products called “beComing” in selected stores of J.C. Penney Company, Inc. In January 2003, we announced the termination of our business relationship with J.C. Penney and a strategic repositioning of the beComing brand, which in the future will be sold exclusively through a select group of Avon Representatives called Avon Beauty Advisors. In 2003, we plan to launch a new global business targeted to teenage girls to enhance our share of the worldwide youth market.

          We commenced operations in 1886 and were incorporated in the State of New York on January 27, 1916. Avon’s business primarily is comprised of one industry segment, direct selling, which is conducted in North America, Latin America, Europe and the Pacific. The Company’s reportable segments are based on these geographic operations.

USE OF PROCEEDS

          Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the debt securities sold by us will be used for general corporate purposes. These purposes may include, but are not limited to:

  repayment or refinancing of debt or other corporate obligations;
  working capital;
  capital expenditures;
  repurchases and redemptions of securities;
  equity investments in existing and future projects;
  permanent financing of bridge facilities used to make acquisitions; and
  acquisitions.

          Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness. In addition, we may at our option elect to receive, in lieu of cash from the sale of the debt securities, other forms of consideration including other securities.

          We will not receive any proceeds from the sale of any debt securities sold by any selling securityholder.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth our consolidated ratios of earnings to fixed charges for the years and periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
Consolidated Ratio of Earnings to Fixed Charges	9.3[1]	7.6[2]	7.7[2]	7.0	7.6[3]	8.2[4]	9.2

(1)	Includes one-time charges of $36.3 million pre-tax ($25.2 million after tax), or $.10 per diluted share. The one-time charges represent a special charge of $43.6 million pre-tax ($30.4 million after tax), or $.12 per diluted share, primarily associated with supply chain initiatives, workforce reduction programs and sales transformation initiatives, partially offset by an adjustment, of $7.3 million pre-tax ($5.2 million after tax) or $.02 per diluted share, to the special charge recorded in the fourth quarter of 2001. Excluding the one-time charges, the ratio of earnings to fixed charges for the nine months ended September 30, 2002, was 9.8.
(2)	Includes one-time charges of $97.4 million pre-tax ($68.3 million after tax), or $.28 per diluted share primarily associated with facility rationalizations and workforce reduction programs related to implementation of certain business transformation initiatives; a charge of $6.4 million pre-tax ($3.4 million after tax), or $.01 per diluted share, related to the settlement of a contested tax assessment in Argentina; and a contract settlement gain, net of related expenses, of $25.9 million pre -tax ($15.7 million after tax), or $.06 per diluted share, related to the cancellation of a retail agreement between Avon and Sears Roebuck & Company. Excluding the one-time charges and the settlement gain, the ratio of earnings to fixed charges for the nine months ended September 30, 2001 and for the year ended December 31, 2001, was 7.2 and 8.4, respectively.
(3)	Includes one-time charges of $136.4 million pre-tax ($111.9 million after tax), or $.43 per diluted share , related to our Business Process Redesign (BPR) program, and an asset impairment charge of $38.1 million pre-tax ($24.0 million after tax), or $.09 per diluted share, related to the write-off of the carrying value of an order management software system that had been under development. Excluding the one-time charges, the ratio of earnings to fixed charges for the year ended December 31, 1999, was 10.0.
(4)
Includes one-time charges of $154.4 million pre-tax ($122.8 million after tax), or $0.46 per diluted share, related to our BPR program. Excluding the one-time charges, the ratio of earnings to fixed charges for the year ended December 31, 1998, was 10.6.

          For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of earnings before income taxes, minority interest and cumulative effect of accounting changes, plus fixed charges and the amortization of capitalized interest. “Fixed charges” consist of interest incurred on indebtedness, amortization of debt discount, fees and expenses plus one-third of the rental expense from operating leases, which management believes is a reasonable approximation of the interest component of rental expense. The ratios of earnings to fixed charges are calculated as follows:

(Income before income taxes, minority interest and cumulative effect of accounting changes) + (Fixed charges) + (Amortization of capitalized interest)
(Fixed charges)

DESCRIPTION OF DEBT SECURITIES

          This prospectus describes certain general terms and provisions of the debt securities. The debt securities will constitute senior debt of Avon and will rank equally and pari passu with all our other unsecured and unsubordinated debt. We will issue debt securities under the indenture between Avon and JPMorgan Chase Bank, as trustee. When we or the selling securityholder offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

          We have summarized certain terms and provisions of the indenture. The summary is not complete. A form of indenture has been filed with the SEC as an exhibit to the registration statement, of which this prospectus constitutes a part. You should read the indenture for the provisions which may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

          The indenture will not limit the amount of debt securities which we may issue. The prospectus supplement relating to a particular series of debt securities will describe the terms of such debt securities being offered, including:

  the designation, aggregate principal amount and authorized denominations;

  the maturity date;

  the interest rate, if any, and the method for calculating the interest rate;

  the interest payment dates and the record dates for the interest payments;

  any mandatory or optional redemption terms or prepayment, conversion, sinking fund terms;

  the place where we will pay principal and interest;

  if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

  whether the debt securities will be issued in the form of global securities or certificates;

  additional provisions, if any, relating to the defeasance of the debt securities;

  the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

  any United States federal income tax consequences;

  the dates on which premium, if any, will be paid;

  our right, if any, to defer payment of interest and the maximum length of this deferral period;

  any listing on a securities exchange;

  the initial public offering price; and

  other specific terms, including any additional events of default or covenants.

          We may, from time to time, without notice to or the consent of registered holders of a particular series of debt securities, create and issue further securities ranking pari passu with that series of debt securities in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities) and so that such further debt securities shall be consolidated and form a single series with that particular series of debt securities and shall have the same terms as to status, redemption or otherwise as that series of debt securities.

          The debt securities will be issuable only in fully registered form without coupons or in the form of one or more global securities, as described below under “—Global Securities”. Unless the prospectus supplement specifies otherwise, debt securities denominated in U.S. dollars will be issued only in denominations of U.S.$1,000 and any integral multiple of this amount. The prospectus supplement relating to debt securities denominated in a foreign or composite currency will specify the authorized denominations.

          If the amount of payments of principal of and premium, if any, or any interest on debt securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to these debt securities and this index or formula, securities or commodities will be described in the relevant prospectus supplement.

          If the principal of and premium, if any, or any interest on debt securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such debt securities and such currency will be described in the relevant prospectus supplement.

          Payment of principal of and premium, if any, on debt securities will be made in the designated currency against surrender of any debt securities at the Corporate Trust Office of the trustee in The City of New York. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name a relevant debt security is registered at the close of business on the regular record date for such interest. Unless otherwise indicated in the prospectus supplement, payments of such interest will be made at the Corporate Trust Office of the trustee in The City of New York or by a check in the designated currency mailed to the holder at such holder’s registered address.

          Debt securities may be issued as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any original issue discount securities will be described in the relevant prospectus supplement. “Original issue discount security” means any debt security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an event of default and the continuation thereof.

Covenants

     Negative Pledge

          Under the indenture, we will agree that if we or any Significant Subsidiary shall issue, assume, incur or guarantee any Indebtedness secured by a lien, except Permitted Liens, on any Principal Property (as defined below) or on any shares of capital stock of any Significant Subsidiary (“Secured Debt”), we will secure, or cause such Significant Subsidiary to secure, the outstanding debt securities equally and ratably with such Secured Debt, unless after giving effect thereto the aggregate amount of all such Secured Debt, together with all Attributable Debt (as defined below) of Avon and our subsidiaries in respect of sale and leaseback transactions to which the restrictions referred to below applies, would not exceed 20% of the Consolidated Net Tangible Assets (as defined below) of Avon and our consolidated subsidiaries.

          Permitted Liens include:

(a)    liens on any Principal Property acquired by us or a subsidiary after the date of the indenture to secure or provide for the payment or financing of all or any part of the purchase price thereof or construction of fixed improvements thereon (prior to, at the time of or within 180 days after the latest of the acquisition, completion of construction or commencement of commercial operation thereof);

(b)    liens on any shares of stock or Principal Property acquired by us or a subsidiary after the date of the indenture existing at the time of such acquisition;

(c)    liens on any shares of stock or Principal Property of a corporation which is merged into or consolidated with us or a subsidiary or substantially all of the assets of which are acquired by us or a subsidiary;

(d)    liens securing indebtedness of a subsidiary owing to us or another subsidiary;

(e)    liens existing at the date of the indenture;

(f)    liens on any Principal Property being constructed or improved securing loans to finance such construction or improvements;

(g)    liens in favor of governmental bodies of the United States or any state thereof or any other country or political subdivision thereof to secure partial, progress or advance payments pursuant to any contract or statute, or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the cost of acquiring, constructing or improving the property subject to such liens;

(h)    liens securing taxes, assessments or governmental charges or levies not yet delinquent, or already delinquent but the validity of which is being contested in good faith;

(i)    liens arising by reason of deposits necessary to qualify us or any subsidiary to conduct business, maintain self-insurance, or obtain the benefit of, or comply with, any law;

(j)    liens arising out of judgments or awards against Avon or any subsidiary with respect to which Avon or such subsidiary shall in good faith be prosecuting an appeal or proceedings for review; provided that Avon or such subsidiary shall have secured, within 60 days after the creation thereof, an effective stay of execution pending such appeal or review; and

(k)    extensions, renewals or replacement of liens referred to in the foregoing clauses provided that the indebtedness secured is not increased or the lien extended to any additional assets.

Restrictions on Sale and Leaseback Transactions

         We will also agree that neither we nor any Significant Subsidiary will enter into, assume, guarantee, or otherwise become liable with respect to any sale and leaseback transaction involving any Principal Property, unless immediately after giving effect thereto the sum, without duplication, of

(i)	the aggregate principal amount of all Secured Debt then outstanding; and

(ii)	the aggregate amount of all Attributable Debt in respect of sale and leaseback transactions to which this restriction applies would not exceed 20% of the Consolidated Net Tangible Assets of Avon and our consolidated subsidiaries.

          This restriction will not apply to the extent that, during the period commencing 60 days prior to and ending 120 days after a sale and leaseback transaction, we or a subsidiary apply an amount equal to the Attributable Debt with respect to such sale and leaseback transaction: (i) to the acquisition, directly or indirectly and in whole or in part, of Principal Properties, or (ii) to the retirement of long-term indebtedness (other than mandatory prepayment or retirement) of Avon or any subsidiary. This restriction will also not apply to any sale and leaseback transaction, (i) between us and a subsidiary or between subsidiaries, or (ii) involving the taking back of a lease for a period of three years or less.

Definitions

          “Attributable Debt” means, as of the time of determination, the present value (discounted at the rate per annum equal to the rate of interest implicit in the lease involved in such sale and leaseback transaction, as determined in good faith by us) of the obligation of the lessee under a sale and leaseback transaction for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent awards) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include the amount of such penalty, but no rental payments shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

          “Consolidated Net Tangible Assets” means the total assets (less applicable reserves and other properly deductible items) which under United States Generally Accepted Accounting Principles (“GAAP”) would be included on the most recent audited annual consolidated balance sheet of Avon and our consolidated subsidiaries, after deducting the amount of all current liabilities and intangible assets.

          “Indebtedness” means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by a mortgage, pledge, lien, charge, encumbrance of any security interest existing on property owned by such person, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance that constitutes an accrued expense or trade payable or (iv) any lease of property by such person as lessee which is reflected in such person’s consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of Indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on such person’s consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by such person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another person.

          “Principal Property” means any manufacturing plant, testing or research and development facility, distribution facility, processing plant or warehouse (including, without limitation, land, fixtures and equipment), owned or leased by us or any subsidiary (including any of the foregoing acquired or leased after the date of the indenture) and located within the United States of America, its territories and possessions, unless our board of directors determines in good faith that such plant or facility is not of material importance to the total business conducted by us and our consolidated subsidiaries.

          “Significant Subsidiary” means any direct or indirect subsidiary of Avon that generates five percent or more of the Company’s revenue or income or that holds five percent or more of the Company’s assets. In addition, the Board of Directors of Avon may designate any other subsidiary as a Significant Subsidiary.

          The indenture will not otherwise restrict the incurrence of debt by us or our subsidiaries.

     Consolidation, Merger and Sale of Assets

          We will also agree that we will not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any Person (a “successor Person”), and may not permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, us, unless:

(i)	the successor Person (if not Avon) is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on any outstanding debt securities and under the indentures;

(ii)	immediately after giving effect to the transaction, and treating any Indebtedness which becomes our obligation as a result of the transaction as having been incurred by it at the time of the transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

(iii)	the trustee receives an officers’ certificate and an opinion of counsel stating that such action complies with the indenture.

Events of Default

          The indenture specifies that each of the following will constitute an event of default with respect to the debt securities of a particular series:

(a)    failure to pay principal of any debt security of that series at its maturity;

(b)    failure to pay any interest on any debt security of that series when due, continued for 30 days;

(c)    failure to deposit any sinking fund payment, when and as due by the terms of that series;

(d)    failure to perform any covenant of ours applicable to that series in the indenture,continued for 60 days after written notice of such failure is given as provided in the indenture;

(e)    our failure to pay when due (subject to any applicable grace period) the principal of, or acceleration of, any indebtedness for money borrowed by us having an aggregate principal amount outstanding of at least $100,000,000, if, in the case of any such failure, such indebtedness has not been discharged or, in the case of any such acceleration, such acceleration has not been rescinded or annulled, in each case within 30 days after written notice has been given by the trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the indenture; and

(f)    certain events in bankruptcy, insolvency or reorganization.

          If an event of default (other than an event of default described in clause (f) above) shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of such series of the debt securities to be due and payable immediately. If an event of default described in clause (f) above shall occur, the principal amount of all the outstanding debt securities of that series will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree for payment of the money due, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. For information as to waiver of defaults, see “—Modification and Waiver.”

          Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of that serieswill have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such series of the debt securities.

          No holder of a debt security will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(i) such holder has previously given to the trustee written notice of a continuing event of default with respect to such series of the debt securities;

(ii) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

(iii) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the that series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or interest on such debt security on or after the applicable due date specified in such debt security.

          We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Modification and Waiver

          Together with the trustee, we may modify the indenture without the consent of the holders for limited purposes, including evidencing the succession of another person to the Company and such person’s assumption of our obligations under the indenture, adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect.

          Other modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of at least a majority in aggregate principal amount of each series of the outstanding debt securities that is affected by such modification or amendment, all holders of all such affected series voting together as one class.

          No such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

(a)   change the stated maturity of the principal of, or any installment of interest on, or the redemption price of, any debt security;

(b)   reduce the principal amount of or interest on, any debt security;

(c)   change the place or currency of payment of principal of or interest on, any debt security;

(d)   impair the right to institute suit for the enforcement of any payment on any debt security;

(e)   reduce the percentage in principal amount of outstanding debt securities, the consent of whose holders is required for modification or amendment of the indenture, or for waiver of compliance with certain provisions of the indenture or waiver of certain defaults; or

(f)   modify such provisions with respect to modification and waiver.

          The holders of at least a majority in principal amount of each series of the outstanding debt securities that is affected by such waiver, all holders of all such affected series voting together as one class, may waive our compliance with certain restrictive provisions of the indenture, and may waive any past default under the indenture, except a default in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security affected by such default.

Defeasance and Discharge; Covenant Defeasance

          Unless the terms of a particular series provide otherwise, we may elect, at our option at any time, to have the indenture provisions relating to defeasance and discharge of indebtedness, or relating to defeasance of certain restrictive covenants in the indenture, applied to any series of the outstanding debt securities.

     Defeasance and Discharge

          The indenture provides that upon our exercise of our option to have the provisions relating to defeasance and discharge applied to a particular series of the debt securities, we will be discharged from all our obligations with respect to such series of the debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of the debt securities of such series of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and interest on the debt securities of such series at maturity in accordance with the terms of the indenture and such debt securities. Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the debt securities of such series will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

     Defeasance of Certain Covenants

          The indenture provides that, upon our exercise of our option to have the provisions relating to defeasance of certain restrictive covenants applied to a particular series of the debt securities, we may, with respect to such series, omit to comply with certain restrictive covenants, including those described under “Covenants—Negative Pledge,” “—Restrictions on Sale and Leaseback Transactions” and “—Consolidation, Merger and Sale of Assets,” and the occurrence of certain events of default, which are described above in clause (c) (with respect to such restrictive covenants) and clause (d) under “Events of Default,” will be deemed not to be or result in an event of default, in each case with respect to such series.

          We, in order to exercise such option, will be required, among other things:

(1) to deposit, in trust for the benefit of the holders of such series of the debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and interest on such series of the debt securities at maturity in accordance with the terms of the indenture and such debt securities, and

(2) to deliver to the trustee an opinion of counsel to the effect that holders of such series of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur.

          In the event we exercise this option and the debt securities are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on that series of the debt securities at maturity but may not be sufficient to pay amounts due on that series of the debt securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments.

Regarding the Trustee

          The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

          The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Company or any affiliate of the Company; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

          We and our subsidiaries maintain ordinary banking relationships and credit facilities with the trustee. The trustee is also the trustee under other indentures relating to certain of our outstanding indebtedness, the trustee with respect to our pension assets and the issuing and paying agent with respect to our commercial paper program and has additional financial arrangements with us.

Form of Debt Securities

          Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form.

          Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

          Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

          We may issue the debt securities in whole or in part in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the prospectus supplement relating to that series and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

          If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

          Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

          So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

          Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Avon, the trustee or any agent of Avon or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

          We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium or interest to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

          If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

SELLING SECURITYHOLDER

          The debt securities may be sold by selling securityholders. The names of the selling securityholders, if any, will be set forth in the applicable prospectus supplement. The terms of the debt securities to be sold by a selling securityholder and the percentage of such class of debt security owned by such selling securityholder prior to and after an offering will also be specified in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

          We or the selling securityholders, if any, may sell the securities in any of three ways (or in any combination): (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The prospectus supplement will set forth the terms of the offering of such securities, including:

(a)	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

(b)	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

(c)	any securities exchanges on which the securities may be listed.

          Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

          If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

          We or the selling securityholders may sell the securities through agents from time to time. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of the debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation will be described in the applicable prospectus supplement.

          We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

          Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

LEGAL MATTERS

          The validity of the debt securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell. The validity of the securities will be passed on for the underwriters or agents by Shearman & Sterling.

EXPERTS

          The consolidated financial statements of Avon Products, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

          The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered hereby. All amounts are estimates except the registration fee.

Amount to be Paid
Registration fee	$ 80,900
Printing	100,000
Legal fees and expenses	150,000
Trustee fees	30,000
Rating Agency fees	15,000
Accounting fees and expenses	100,000
Miscellaneous	10,000
TOTAL	$ 485,900

Item 15. Indemnification of Directors and Officers

          Article XII of the By-Laws of Avon Products, Inc. provides as follows:

          Section 1. Indemnification—Third Party and Derivative Actions. (a) The corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal (other than one by or in the right of the corporation to procure a judgment in its favor), including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director, officer or employee of the corporation served in any capacity at the request of the corporation, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, including excise taxes, amounts paid in settlement and expenses, including attorneys’ fees, incurred in connection with any such action or proceeding, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that (i) his acts were committed in bad faith or were the result of his active or deliberate dishonesty and were material to such action or proceeding or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

          (b)      The corporation shall indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and expenses, including attorneys’ fees, incurred in connection with such action, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if (i) his acts were committed in bad faith or were the result of his active and deliberate dishonesty and were material to such action or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

          (c)      The termination of any civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such person has not met the standard of conduct set forth in this Section 1.

          Section 2. Payment of Indemnification; Repayment. (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 1 of this Article shall be entitled to indemnification as authorized in such Section.

          (b)      Any indemnification under Section 1 of this Article, unless ordered by a court, shall be made by the corporation in such manner as provided by law.

          (c)      Expenses incurred by a person referred to in Section 1 of this Article in defending a civil or criminal action or proceeding shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount in case he is ultimately found, in accordance with this Article, not to be entitled to indemnification or, where indemnity is granted, to the extent the expenses so paid exceed the indemnification to which he is entitled.

          (d)      Any indemnification of a person under Section 1 of this Article, or advancement of expenses under Section 2(c) of this Article, shall be made promptly, and in any event within 60 days, upon the written request of such person.

          Section 3. Enforcement; Defenses. The right to indemnification or advancement of expenses granted by this Article shall be enforceable by the person in question in any court of competent jurisdiction if the corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person’s expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses under Section 2(c) of this Article where the required undertaking has been received by the corporation) that the claimant has not met the standard of conduct set forth in Section 1 of this Article, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation to have made a determination that indemnification of the claimant is proper, nor the fact that there has been an actual determination by the corporation that indemnification of the claimant is not proper, shall be a defense to the action or create a presumption that the claimant is not entitled to indemnification.

          Section 4. Survival; Savings Clause; Preservation of Other Rights. (a) The foregoing indemnification provisions shall be deemed to be a contract between the corporation and each person who serves in such capacity at any time while these provisions as well as the relevant provisions of the New York Business Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a contract right may not be modified retroactively without the consent of such person.

          (b)      If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each such person against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, incurred in connection with any actual or threatened action by or in the right of the corporation, or any appeal therein, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

          (c)      The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. The corporation is hereby authorized to provide further indemnification if it deems it advisable by resolution of shareholders or directors, by amendment of these by-laws or by agreement.

          The proposed forms of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provide for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 16. Exhibits and Financial Statement Schedules

          (a)      The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Document
1.1	Form of Underwriting Agreement
4.1	Form of Indenture between the Registrant and JPMorgan Chase Bank
4.2	Form of Senior Note (included in Exhibit 4.1)
5.1	Opinion of Davis Polk & Wardwell
12.1	Statement regarding computation of Consolidated Ratio of Earnings to Fixed Charges
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of the Registration Statement)
25.1	Statement of Eligibility on Form T-1 of JPMorgan Chase Bank for Indenture

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:
     (1)    To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

     (i)   to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
          (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 25, 2003.

AVON PRODUCTS, INC. By: /s/ Gilbert L. Klemann, II, Esq. Gilbert L. Klemann, II, Esq. Senior Vice President, General Counsel and Secretary

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gilbert L. Klemann, II and Katherine A. O’Hara, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has beensigned by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrea Jung Andrea Jung	Chairman of the Board and Chief Executive Officer and Director – Principal Executive Officer	February 25, 2003

/s/ Susan J. Kropf Susan J. Kropf	President and Chief Operating Officer and Director	February 25, 2003

/s/ Robert J. Corti Robert J. Corti	Executive Vice President and Chief Financial Officer – Principal Financial Officer	February 25, 2003

/s/ Janice Marolda Janice Marolda	Vice President and Controller – Principal Accounting Officer	February 25, 2003

/s/ Brenda C. Barnes Brenda C. Barnes	Director	February 25, 2003

/s/ W. Don Cornwell W. Don Cornwell	Director	February 25, 2003

/s/ Edward T. Fogarty Edward T. Fogarty	Director	February 5, 2003

Signature	Title	Date

/s/ Stanley C. Gault Stanley C. Gault	Director	February 25, 2003

/s/ Fred Hassan Fred Hassan	Director	February 25, 2003

/s/ Maria Elena Lagomasino Maria Elena Lagomasino	Director	February 25, 2003

/s/ Ann S. Moore Ann S. Moore	Director	February 25, 2003

/s/ Paula Stern Paula Stern	Director	February 25, 2003

/s/ Lawrence A. Weinbach Lawrence A. Weinbach	Director	February 25, 2003

EXHIBIT INDEX

Exhibit No.	Document
1.1	Form of Underwriting Agreement
4.1	Form of Indenture between the Registrant and JPMorgan Chase Bank
4.2	Form of Senior Note (included in Exhibit 4.1)
5.1	Opinion of Davis Polk & Wardwell
12.1	Statement regarding computation of Consolidated Ratio of Earnings to Fixed Charges
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of the Registration Statement)
25.1	Statement of Eligibility on Form T-1 of JPMorgan Chase Bank for Indenture